UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2009

SKYPEOPLE FRUIT JUICE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-32249	98-0222013
(Commission File Number)	(IRS Employer Identification No.)
16F, National Development Bank Tower , No. 2, Gaoxin 1st Road, Xi’an, China	710075
(Address of Principal Executive Offices)	(Zip Code)

011-86-29-88386415
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

              On July 1, 2009, Shaanxi Tianren Organic Food Co., Ltd. (“Shaanxi Tianren”), a 99% owned subsidiary of Pacific Industry Holding Group Co., Ltd. (which in turn is a wholly-owned subsidiary of SkyPeople Fruit Juice, Inc. (the “Company”)) entered into an Office Purchase Agreement with Zhonghai Trust Co., Ltd. (“Zhonghai”) to purchase 1,425.96 square meters of office space located on the 16th floor of the National Development Bank Building, No.2, Gaoxin 1st RD, Hi-Tech Zone, Xi’an, China. Shaanxi Tianren previously leased this office space from Zhonghai from July 1, 2008 under a one year lease agreement. The total purchase price under the Office Purchase Agreement is RMB 12,070,000 (Chinese yuan) or approximately $1,767,048 (U.S. dollars). Under the terms of the Office Purchase Agreement, Shaanxi Tianren will offset the payment of RMB 1,700,000, or approximately $248,880 of the prepaid rental expenses and rental deposits that Shaanxi Tianren paid to Zhonghai previously, and the balance of RMB 10,370,000, or approximately $1,518,168, will be paid before August 30, 2009 using internally generated funds of Shaanxi Tianren.

All dollar amounts above are based on the exchange rate as of July 1, 2009 published by http://finance.yahoo.com/.  The foregoing contains certain forward-looking statements which are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially because of various factors, including, without limitation, changes in the exchange rate between Chinese yuan and United States dollars.

Item 9.01           Financial Statements and Exhibits

99.1            Office Purchase Agreement, dated as of July 1, 2009, by and between Shaanxi Tianren and Zhonghai. (The attached exhibit is an English translation of the original agreement which is written in Chinese. )

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                      July 2, 2009
SKYPEOPLE FRUIT JUICE, INC.

By:	/s/ SPRING LIU
Spring Liu
Chief Financial Officer